Exhibit 107

CALCULATION OF FILING FEE TABLE
Form S-8
(Form Type)
Bandwidth Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rate	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, $0.001 par value, reserved for issuance pursuant to the 2017 Plan (as defined below)	Other	2,500,000 (1)	$14.29 (2)	$35,725,000	$0.00011020	$3,936.90
Total Offering Amounts					$35,725,000		$3,936.90
Total Fee Offsets							—
Net Fee Due							$3,936.90

(1)
Represents shares of Class A common stock, $0.001 par value (“Class A Common Stock”), issuable under the Bandwidth Inc. Second Amended and Restated 2017 Incentive Award Plan (as amended and/or restated from time to time, the “2017 Plan”) and, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), includes any additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the 2017 Plan.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h)(1) of the Securities Act based on the average of the high and low prices of a share of the Registrant’s Class A Common Stock on the Nasdaq Global Select Market on July 28, 2023.